Putnam Dynamic Asset Allocation Growth Fund, March 31, 2017, semiannual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	5,525

72DD2 (000s omitted)

Class P	1,053
Class R	54
Class R5	24
Class R6	1,102
Class Y	1,080

73A1

Class A	0.059

73A2

Class P	0.077
Class R	0.035
Class R5	0.097
Class R6	0.119
Class Y	0.084

74U1 (000s omitted)

Class A	92,512
Class B	4,693
Class C	17,395
Class M	1,965

74U2 (000s omitted)

Class P	14,429
Class R	1,563
Class R5	255
Class R6	10,320
Class Y	15,130

74V1

Class A	16.46
Class B  	16.10
Class C   15.55
Class M	16.09

74V2

Class P	16.65
Class R   16.13
Class R5  16.63
Class R6  16.65
Class Y	16.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.